Exhibit 99.1

Greif Announces Preliminary Select Fourth Quarter and Fiscal 2014 Financial Information

DELAWARE, Ohio — December 10, 2014 — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced preliminary select financial information for the fourth quarter and fiscal 2014.

For the fourth quarter of 2014, Greif expects to report net sales of $1,082 million, operating profit of $93 million (based on preliminary estimates, with operating profit decreasing in the event non-cash impairment charges increase, as described below) and operating profit before special items of $118 million. Net sales before the effect of acquisitions, divestitures and currency fluctuations for the fourth quarter of 2014 remained flat compared to the fourth quarter 2013. For fiscal 2014, Greif expects to report net sales of $4,378 million, operating profit of $298 million (based on preliminary estimates, with operating profit decreasing in the event non-cash impairment charges increase, as described below) and operating profit before special items of $341 million. Long-term debt was $1,088 million and $1,207 million at October 31, 2014 and 2013, respectively. A reconciliation of the differences between operating profit and operating profit before special items, and identification of the special items that are included in operating profit before special items, is included in the financial schedules that are a part of this release.

Certain of these special items are preliminary estimates, as the company has not completed its analysis. Specifically, as a result of impairment indicators that occurred in the fourth quarter, the company expects to record a non-cash impairment charge that may represent a material portion of the goodwill and intangible assets associated with its Flexible Products & Services segment as of October 31, 2104. Total goodwill and intangible assets for this segment were $49.7 million and $13.2 million, respectively.

The company will present at the Bank of America Merrill Lynch 2014 US Basic Materials Conference in Boston, MA at 11:45 a.m. EST on December 11, 2014. The audio presentation and slides for this conference will be webcast and can be accessed at www.greif.com in the Investor section under Presentations.

As previously announced, the company changed its independent registered public accounting firm during the fourth quarter of 2014. As a result of this transition process, coupled with the company’s review and assessment of the financial statement impact associated with the potential non-cash impairment charges discussed above and certain income tax accounting matters, the company has determined that it is prudent to delay its release of full fiscal 2014 and fourth quarter financial results until after the market closes on Wednesday, January 7, 2015. The company has scheduled a conference call for Thursday, January 8, 2015, at 10:00 a.m. Eastern Standard Time to review the results. Furthermore, the company may request a 15 day extension to file its annual report on Form 10-K for the fiscal year ended October 31, 2014, with the Securities and Exchange Commission that would extend the required filing date for its Form 10-K to on or about January 14, 2015.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible and corrugated containers, reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides blending, filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

###

Contacts:
Greif, Inc.	Analysts:
Scott Griffin	Robert Lentz
Vice President, Corporate Communications	614-876-2000
740-657-6516

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

OPERATING PROFIT BEFORE SPECIAL ITEMS

UNAUDITED

(Dollars in millions)

	Three months ended	Twelve months ended
	October 31,	October 31,
	2014	2014
Operating profit (1)	$92.9	$297.9
Restructuring charges	5.6	16.1
Acquisition-related costs	0.4	1.6
Timberland gains	—	(17.1)
Non-cash asset impairment charges (1)	19.5	42.0

Operating profit before special items	$118.4	$340.5

(1)	Preliminary amount above does not include any estimate for possible non-cash impairment of goodwill and intangible assets associated with the Flexible Products and Services segment as management is still completing its analysis. Total goodwill and intangible assets for this segment are $49.7 million and $13.2 million, respectively.